EXHIBIT 3.1

THIRD

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SERVISFIRST BANCSHARES, INC.

ServisFirst Bancshares, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and calling for the stockholders of the Corporation to consider such amendment at the 2016 annual meeting of the stockholders of the Corporation.

SECOND: The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, the first paragraph of Article IV, Section 4.1 of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

Section 4.1 Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be One Hundred One Million (101,000,000) shares, comprising One Hundred Million (100,000,000) shares of Common Stock, with a par value of $.001 per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of One Hundred One Thousand Dollars ($101,000.00).

THIRD: Thereafter, pursuant to a resolution of the Corporation’s Board of Directors, the 2016 annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment set forth above.

FOURTH: Such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment to be signed by William M. Foshee, its Executive Vice President, Chief Financial Officer, Treasurer and Secretary this 20th day of June, 2016.

SERVISFIRST BANCSHARES, INC.

By:	/s/ William M. Foshee
William M. Foshee
Executive Vice President, Chief Financial Officer, Treasurer and Secretary